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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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(Name of Registrant as Specified In Its Charter)

Lennox International Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2140 Lake Park Blvd.
Richardson, Texas 75080

October 27, 2004

Dear Stockholders:

      It is my pleasure to invite you to the 2004 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Tuesday, November 16, 2004, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083.

      The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the proxy statement and to vote your choices. Please sign, date and return the enclosed proxy card in the accompanying envelope, call the toll-free number or vote by Internet as soon as possible. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

      I look forward to seeing you at the Annual Meeting of Stockholders. On behalf of the management and Directors of Lennox International Inc., I want to thank you for your continued support and confidence for the remainder of 2004.

Sincerely,

John W. Norris, Jr.
Chairman of the Board

2140 Lake Park Blvd.
Richardson, Texas 75080

October 27, 2004

Notice of Annual Meeting of Stockholders

To be held on November 16, 2004

To Our Stockholders:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Lennox International Inc. will be held on November 16, 2004 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083 to:

•	Elect five Directors to hold office for a term to expire at the 2007 Annual Meeting of Stockholders; and

•	Transact any other business that may properly come before the Annual Meeting of Stockholders.

      A proxy statement, form of proxy, annual report and Form 10-K for the fiscal year ended December 31, 2003 accompany this notice.

      The Board of Directors has determined that owners of record of Lennox International Inc. common stock at the close of business on October 25, 2004 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

By Order of the Board of Directors,

William F. Stoll, Jr.
Corporate Secretary

Your Vote Is Important

      To be sure your shares are represented at the Annual Meeting of Stockholders, please (1) call the toll-free number (800) 435-6710 and follow the prompts, or (2) vote by Internet at www.eproxy.com/lii, or (3) complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the Annual Meeting of Stockholders even if you send in your proxy card, vote by telephone or vote by Internet.

i

PROXY STATEMENT

VOTING PROCEDURES

      This proxy statement and the accompanying proxy card are being mailed to Stockholders of Lennox International Inc. (“LII” or the “Company”) beginning on or about October 27, 2004 in connection with solicitation of proxies by the LII Board of Directors for the Annual Meeting of Stockholders to be held on November 16, 2004 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083, and any adjournments thereof.

      If you sign and return the accompanying proxy, vote by telephone, or vote by Internet and your proxy is not withdrawn or revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board of Directors.

PROPOSAL 1:     ELECTION OF DIRECTORS

      The Board of Directors of LII currently consists of 14 people, with one vacancy. In accordance with the Bylaws, Directors are divided into three classes, each class serving a three-year term. At the Annual Meeting of Stockholders, five Directors will be elected to hold office for a term expiring at the 2007 Annual Meeting of Stockholders. Other Directors will continue in office, in accordance with their previous election, until the expiration of their classes at the 2005 or 2006 Annual Meeting of Stockholders. Mr. David Anderson retired from the LII Board of Directors earlier in 2004. The Board of Directors would like to express its sincere appreciation to Mr. Anderson for his 31 years of dedication and commitment to LII.

      The name of the nominee for Director for the term expiring at the 2007 Annual Meeting of Stockholders and for each current Director in the classes continuing in office, their ages as of the date of the Annual Meeting of Stockholders, the year each first became a Director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are shown below.

      If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy card. If any of these nominees for Director becomes unavailable, the persons named in the accompanying proxy may vote for any alternate designated by the present Board of Directors or the number of Directors may be reduced.

Nominees for election at this Annual Meeting of Stockholders for a term expiring at the 2007 Annual Meeting of Stockholders:

Janet K. Cooper, 51, has served as a Director of the Company since 1999. In 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. Previously, she was Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors and chairs the Audit Committee of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance.

C. L. (Jerry) Henry, 63, was appointed to serve as a Director of the Company in 2000. Mr. Henry was formerly Chairman and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his position with Johns Manville, he had served as Executive Vice President and Chief Financial Officer for E. I. du Pont de Nemours and Company, a global science and technology company. Mr. Henry serves as a Director for Georgia Gulf Corp., a leading manufacturer and worldwide marketer of several integrated lines of commodity chemicals and polymers.

Robert E. Schjerven, 61, was named Chief Executive Officer of the Company in 2001 and has served as a Director since that time. Prior to his election as Chief Executive Officer of the Company, he served as Chief Operating Officer of the Company in 2000 and as President and Chief Operating Officer of Lennox Industries Inc., a subsidiary of the Company, from 1995 to 2000. He joined the Company in 1986 as Vice President of Marketing and Engineering for Heatcraft Inc., a subsidiary of the Company. From 1988 to 1991, he held the position of Vice President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning Inc., also a subsidiary of the Company. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of HVAC systems, and McQuay-Perfex Inc.

Terry D. Stinson, 62, has served as a Director of the Company since 1998. Mr. Stinson currently serves as Chief Executive Officer of his own consulting practice engaged in strategic alliances and marketing for the aerospace industry, and as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. Until the fall of 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft and was its President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson currently serves on the Board of Directors of Triumph Group, Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components.

Richard L. Thompson, 64, has served as a Director of the Company since 1993. Mr. Thompson was formerly Group President and member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, a position he held since 1995. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he held the role of Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he had held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations with RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson serves as a Director for Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps and for NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation’s largest industrial trade association; and Proctor Community Hospital in Peoria, Illinois.

The Board Of Directors Recommends A Vote “For” Each Of The Above Nominees.

Directors whose terms continue until the 2005 Annual Meeting of Stockholders:

Thomas W. Booth, 47, has served as a Director of the Company since 1999. Mr. Booth became Vice President of Corporate Technology for the Company in 2002. In 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc., a subsidiary of the Company. Previously, he was the Director, Business Development of Heatcraft Inc. from 1997 to 1999. Mr. Booth joined the Company in 1984 and has served in various capacities including the District Manager for the Baltimore/Virginia sales branch of Lennox Industries Inc. from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual Casualty Company, a casualty insurance company.

James J. Byrne, 68, has served as a Director of the Company since 1990. He has been Chairman of Byrne Technology Partners, Ltd., a firm that provides interim management at the CEO and senior executive level for high technology companies, since 1995. Mr. Byrne also serves as a Director of Healthaxis Inc., a claims processing outsourcing company for the health care benefits industry, and is a Fellow and Director of the Legacy Center for Public Policy. In addition, Mr. Byrne will assist his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products, from 1999 to 2001. Prior to his current role, he held a number of positions in the technology industry including President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation’s Semiconductor Operation and President of the North American group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in high technology with General Electric Company.

John W. Norris III, 46, has served as a Director since 2001. Mr. Norris is the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy. Prior to his current position, he was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000. He served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Norris completed a graduate school internship at Lennox Industries Inc. in Dallas in 1983. He has been on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. Mr. Norris served on the Board of Advisors for Businesses for the Northern Forest, a 350-member advocacy group working to protect wildlands, improve forest stewardship, and foster sustainable economic development, from 1997 through 2001.

John W. Norris, Jr., 68, was elected Chairman of the Board of Directors of the Company in 1991. He has served as a Director of the Company since 1966. After joining the Company in 1960, Mr. Norris held a variety of key positions including Vice President of Marketing, President of Lennox Industries (Canada) Ltd., a subsidiary of the Company, and Corporate Senior Vice President. He became President of the Company in 1977 and was appointed President and Chief Executive Officer of the Company in 1980 and served through 2001. Mr. Norris is on the Board of Directors of the Air-Conditioning & Refrigeration Institute, of which he was Chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is a past Chairman of The Nature Conservancy of Texas board of trustees and also serves as a Director of AmerUs Group Co., a life insurance and annuity company.

Directors whose terms continue until the 2006 Annual Meeting of Stockholders:

Linda G. Alvarado, 53, has served as a Director of the Company since 1987. She is President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, government and industrial construction and commercial development firm. She currently serves on the Boards of Directors of Qwest Communications International Inc, a telecommunications company; Pepsi Bottling Group, a soft drink and beverage company; 3M Company, a diversified technology company; and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.

Steven R. Booth, 44, has served as a Director of the Company since 2002. He became the President of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

David V. Brown, 56, has served as a Director of the Company since 1989. Dr. Brown owns the Plantation Farm Camp, Inc., a working 500-acre ranch with livestock that provides learning in a farm setting for children. He is currently serving on the Strategic Planning Board of the Western Association of Independent Camps, an educational organization for training camp directors and owners.

John E. Major, 58, has served as a Director of the Company since 1993. In 2003, Mr. Major formed MTSG, which provides consulting, management and governance services and of which he serves as President. In 2003, he stepped down as Chairman and Chief Executive Officer of Novatel Wireless, Inc., a leading provider of wireless Internet solutions, having served since 2000. Prior to joining Novatel, he was Chairman, Chief Executive Officer and President of Wireless Knowledge. Prior to that, he was Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM in 1997, Mr. Major served as Senior Vice President and Chief Technical Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector. Mr. Major currently serves on the Boards of Directors of Littelfuse, Inc., a manufacturer of fuses; Verilink Corporation, a manufacturer of network access devices; and Broadcom Corporation, a semiconductor manufacturing company.

Walden W. O’Dell, 59, has served as Director of the Company since 2003. Mr. O’Dell serves as Chairman of the Board, Chief Executive Officer and immediate past President of Diebold, Incorporated, the leading global provider of integrated financial self-service delivery systems and services. Prior to joining Diebold, Mr. O’Dell held a series of high-level positions with Emerson, including President of Emerson’s Ridge Tool Division while also serving as Group Vice President of the tool group of Emerson. He has also served as President of the Liebert Corporation, a subsidiary of Emerson. Mr. O’Dell serves on the Boards of Directors of Federal Signal Corporation, the Columbus Association of Performing Arts, the Canton Cultural Center for the Arts and the United Way of Central Stark County, and he is a member of the Board of Trustees of the Ohio Foundation of Independent Colleges. He is also a member of The Ohio State University Advocates, the Board of Trustees and is a lifetime associate alumni of The Ohio State University.

      John W. Norris, Jr. and David V. Brown are both grandchildren of D.W. Norris, the founder of LII. John W. Norris III, Steven R. Booth and Thomas W. Booth are great grandchildren of D.W. Norris. John W. Norris, Jr. and David V. Brown are first cousins. John W. Norris, Jr. is the father of John W. Norris III. Steven R. Booth and Thomas W. Booth are brothers.

EQUITY COMPENSATION PLANS INFORMATION

      The following table provides information as of December 31, 2003 regarding shares of LII common stock that may be issued under the Company’s existing equity compensation plans:

	Number of Securities	Weighted-average	Number of Securities
Plan Category	to be Issued(a)	Exercise Price(b)	Remaining(c)

Equity compensation plans approved by security holders	11,874,855 (1)	$13.09 (2)	3,600,580 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	11,874,855	$13.09	3,600,580

(a)	Number of securities to be issued upon exercise of outstanding options, warrants and rights.

(b)	Weighted-average exercise price of outstanding options, warrants and rights.

(c)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a).

(1) Includes the following:

•	8,698,027 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1998 Plan and the Non-employee Directors’ Compensation and Deferral Plan;

•	Stock appreciation rights based on 1,048,881 shares of common stock granted under the 1998 Plan and the Non-employee Directors’ Compensation and Deferral Plan. Upon exercise, the stock appreciation rights will be settled in cash; and

•	2,127,947 shares of common stock to be issued upon the vesting of restricted stock units outstanding under the 1998 Plan.

Excludes 254,355 shares of common stock to be issued upon exercise of outstanding options originally granted under the five equity compensation plans adopted by Service Experts Inc. The options have a weighted average exercise price of $27.78. The options were assumed by the Company in connection with the acquisition of Service Experts in 2000. No additional options will be granted under such plans.

(2)	Upon vesting, restricted stock units are settled for shares of common stock on a one-for-one basis. Accordingly, the restricted stock units have been excluded for purposes of computing the weighted-average exercise price.

(3)	Includes 3,158,637 shares of common stock available for issuance under the 1998 Plan, 382,441 shares of common stock reserved for issuance under the Non-employee Directors’ Compensation and Deferral Plan and 59,502 shares of common stock reserved for issuance under the Employee Stock Purchase Plan.

CORPORATE GOVERNANCE

      The Company’s Governance Guidelines provide that a majority of the Directors must be “Independent Directors” under the terms of the Company’s published definition of director independence and in accordance with the listing standards of the New York Stock Exchange. The nominees for Director are such that immediately after the election of the nominees to the Board of Directors, a majority of all Directors holding office will be Independent Directors. The Board has determined the following Directors are Independent Directors: Linda G. Alvarado, James J. Byrne, Janet K. Cooper, C.L. (Jerry) Henry, John E. Major, Walden W. O’Dell, Terry D. Stinson and Richard L. Thompson.

      The Company’s independent Board of Directors helps ensure good corporate governance and strong internal controls. The Company believes it is in compliance with all corporate governance requirements of the New York Stock Exchange, Securities and Exchange Commission and Sarbanes-Oxley Act of 2002.

Board of Directors and Board Committees

      The Board of Directors met five times in 2003. All incumbent Directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served. The Board of Directors does not currently have a policy with regard to attendance of Board members at the Annual Meeting of Stockholders. Three Directors attended the Company’s 2003 Annual Meeting of Stockholders.

      The standing committees of the Board are as follows: Audit Committee, Compensation Committee, Board Governance Committee, Acquisition Committee, Public Policy Committee, Human Resource Committee and Pension and Risk Management Committee. The Board has adopted charters for each of these Committees and the charters are available on the Company’s website at www.lennoxinternational.com.

      Audit Committee. The Audit Committee, currently composed of Ms. Cooper, Chairperson, Mr. Henry, Mr. Major and Mr. Stinson, met eight times during 2003. The Audit Committee assists the Board in fulfilling its oversight responsibilities to Stockholders, the investment community and others by reviewing the Company’s financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws, regulations and Company policies. The Audit Committee also selects and engages the independent auditors to audit the books, records and accounts of the Company, reviews the scope of the audits, and establishes policy in connection with internal audit programs of the Company. See “Audit Committee Report” below for further information. Each Audit Committee member is an Independent Director and satisfies the financial literacy and expertise requirements of the New York Stock Exchange. The Board of Directors has determined that Ms. Janet K. Cooper, Chair of the Audit Committee, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

      Compensation Committee. The Compensation Committee, currently composed of Mr. Thompson, Chairperson, Mr. Byrne, Ms. Cooper and Mr. Major, met four times during 2003. Each member of the Compensation Committee is an Independent Director. The Compensation Committee is responsible for evaluating the performance of LII’s Chairman of the Board and its Chief Executive Officer, making recommendations with respect to the salaries of LII’s Chairman of the Board and its Chief Executive Officer, reviewing and approving the compensation of executive staff members, approving the compensation for non-employee Directors and Committee members, approving stock equity programs for senior management, approving all employee benefit plan designs and other matters relating to the compensation of LII’s Directors, officers and employees.

      Board Governance Committee. The Board Governance Committee, currently composed of Mr. Stinson, Chairperson, Ms. Alvarado, Mr. Henry, Mr. O’Dell and Mr. Thompson, met four times during 2003. Each member of the Board Governance Committee is an Independent Director. The Board Governance Committee assists the Board in the discharge of its responsibilities relating to (i) identifying individuals qualified to become Board members, and (ii) developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company.

      Acquisition Committee. The Acquisition Committee, currently composed of Mr. Major, Chairperson, Mr. Steven Booth, Mr. Thomas Booth, Mr. Brown, Mr. Henry and Mr. Stinson, met three times during 2003. The Acquisition Committee is responsible for evaluating potential acquisitions and making recommendations on proposed acquisitions.

      Public Policy Committee. The Public Policy Committee, currently composed of Mr. Brown, Chairperson, Ms. Alvarado, Mr. Steven Booth, Mr. Byrne and Mr. Norris III, met three times during 2003. The Public Policy Committee is responsible for developing education programs for new and continuing Directors and overseeing the Company’s position of corporate social responsibility and public issues of significance which affect investors and other key Company stakeholders.

      Human Resource Committee. The Human Resource Committee, currently composed of Mr. Byrne, Chairperson, Mr. Brown, Ms. Cooper, Mr. Major and Mr. Thompson, met twice during 2003. The Human Resources Committee is responsible for succession planning, management development programs and other human resource matters.

      Pension and Risk Management Committee. The Pension and Risk Management Committee, currently composed of Mr. Steven Booth, Chairperson, Ms. Alvarado, Mr. Thomas Booth, Mr. Norris III and Mr. O’Dell, met two times during 2003. The Pension and Risk Management Committee is responsible for overseeing the administration of LII’s pension and profit sharing plans, overseeing matters relating to LII’s insurance coverage, reviewing matters of legal liability and environmental issues, and other matters relating to safety and risk management.

Director Nominee Criteria and Process

      The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the criteria for Board membership, identifies new Director candidates and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise being sought as a complement to the existing Board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge of issues faced by publicly traded companies, experience in positions demonstrating expertise, including on other boards of directors, and availability and demonstrated commitment. The Board Governance Committee usually retains a third-party search firm to assist in identifying and evaluating potential new Director candidates.

      When a vacancy occurs on the Board, the Board Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Company’s Bylaws, the Board elects a new Director when a vacancy occurs between Annual Meetings of Stockholders to fill the vacancy for the duration of the term. The Board Governance Committee also annually evaluates and recommends to the Board nominees for election as Directors at the Company’s Annual Meeting of Stockholders.

Stockholder Nominations for Directors

      The Board Governance Committee considers nominees recommended by Stockholders as candidates for election to the Board of Directors. A Stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders is required to give written notice to the Secretary of the Company of his or her intention to make a nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the Annual Meeting of Stockholders, or if the Company gives less than 70 days notice of the Annual Meeting of Stockholders date, the notice of nomination must be received within 10 days following the day on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to the Stockholders. Pursuant to the Company’s Bylaws, the notice of nomination is required to contain certain information about both the nominee and the Stockholder making the nomination, including information sufficient to allow the Board Governance Committee to determine if the candidate meets the criteria for Board membership. The Company may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a Director. A nomination that does not comply with the above procedure will be disregarded.

Stockholder Communications To Directors

      Stockholders may send written communications to the Board by:

•	Email to directors@lennoxintl.com

•	Mail to

          Board of Directors

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

      Communications addressed to the Board will be received by the Company’s Investor Relations Department and reviewed by the Corporate Secretary’s office. The Corporate Secretary will:

•	Refer substantiated allegations of improper accounting, internal controls or auditing matters affecting the Company to the Audit Committee Chairperson;

•	Refer substantiated allegations of other improper conduct affecting the Company to the Chairman of the Board;

•	Advise the Board at its regularly scheduled meetings of significant Stockholder communications; and

•	Refer questions concerning the Company’s products, services and human resources issues to the appropriate department in the Company for a response.

      Individuals may communicate with non-management Directors of the Board by sending written communications to the address listed above to the attention of the Presiding Non-management Director.

Other Corporate Governance Policies

      Code of Conduct and Code of Ethical Conduct. The Company has adopted a Code of Conduct that applies to all the Company’s Directors, executive officers and employees. The Code of Conduct is available on the Company’s website at www.lennoxinternational.com/governance/code.html. Stockholders may request a free copy of these documents from:

Lennox International Inc.
Attention: Investor Relations
2140 Lake Park Blvd.
Richardson, Texas 75080
(972) 497-5000

      The Company’s Code of Ethical Conduct for Senior Financial and Principal Executive Officers (“Code of Ethical Conduct”) is also posted on the Company’s website. Amendments to and waivers from the Code of Ethical Conduct will be disclosed on the Company’s website.

      Corporate Governance Guidelines— Certain Committee Charters. The Company has adopted Corporate Governance Guidelines as well as charters for each of its Audit, Compensation and Board Governance Committees. These documents are available on the Company’s website at www.lennoxinternational.com/governance/committee.html. Stockholders may request a free copy of any of these documents from the address and phone numbers set forth above under “Code of Conduct and Code of Ethical Conduct.”

      Executive Session Meetings. The Board has determined that the Chairpersons of the Board Committees, to the extent such person is an “Independent Director,” shall rotate alphabetically the responsibility to chair the executive session meetings of non-management Directors. The non-management Directors meet regularly in executive session without the presence of management.

      Committee Authority to Retain Independent Advisors. Each of the Audit, Compensation and Board Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

      Whistleblower Procedures. The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by the Company’s employees of concerns regarding such matters.

      Disclosure Committee. The Company has established a Disclosure Committee composed of members of management to assist the Company in fulfilling its obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing the Company’s periodic securities filings.

      No Executive Loans. The Company does not extend loans to executive officers or Directors and has no such loans outstanding.

AUDIT COMMITTEE REPORT

      Audit Committee Charter. LII’s Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors in April 2000, amended in March 2003 and again amended in December 2003, a copy of which is attached as Appendix A. The Audit Committee consists solely of independent members of the Board of Directors. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing LII’s financial reporting process, the system of internal control, the audit process, and LII’s process for monitoring compliance with laws and regulations and LII’s policies. In performing its role, the Audit Committee maintains effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants. As set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that LII’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The independent accountants are responsible for auditing LII’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      Auditor Independence. In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent accountants, the independent accountants’ independence and considered whether the provision of non-audit services by the independent accountants to LII is compatible with maintaining the accountants’ independence.

      Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of LII’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that LII’s independent accountants are in fact “independent.”

      Audit Committee Recommendation. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in LII’s Annual Report on Form 10-K for the year ended December 31, 2003.

      Submitted by the Audit Committee of the Board of Directors:

Janet K. Cooper (chair) Terry D. Stinson	C. L. (Jerry) Henry	John E. Major

DIRECTORS COMPENSATION

      Directors who are employees of LII do not receive additional compensation for positions on the Board of Directors. In 2003, there were two employee Board members: Messrs. Robert E. Schjerven, Chief Executive Officer; and Thomas W. Booth, Vice President, Corporate Technology. The 2003 compensation package for all non-employee Directors, with the exception of the Chairman, included an annual retainer of $25,000 in cash and $10,000 in common stock, with an additional annual retainer of $10,000 in cash for serving as a committee chair of the Audit, Compensation, or Board Governance Committees and an additional annual retainer of $6,000 in cash for serving as a committee chair of the Pension and Risk Management, Human Resource, Acquisition or Public Policy Committees. A fee of $1,500 in cash was paid for attending each meeting day of the Board of Directors and a fee of $1,200 in cash was paid for attending each Board committee meeting. The fee paid for participation in a telephonic conference meeting of the Board or a committee is one-half of the regular meeting fee. The Chairman’s compensation package is twice that of other Directors: consisting of an annual retainer of $50,000 in cash and $20,000 in common stock, an additional annual retainer ranging from $12,000 to $20,000 in cash for serving as a committee chair and a fee of $3,000 in cash for attending each meeting day of the Board of Directors or $2,400 for attending each Board committee meeting. The fee paid for the Chairman’s participation in a telephonic conference meeting of the Board or a committee is one-half of his regular meeting fee. Directors may elect to receive the cash portion of their annual retainer in cash or shares of common stock. Directors may defer 25% or more of their annual cash retainer in an interest bearing account under the Non-employee Directors’ Compensation and Deferral Plan. All Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Board committee.

      In addition, each non-employee Director may periodically, under the 1998 Plan administered by the Board of Directors, receive stock options to purchase shares of common stock at an exercise price equal to the fair market value of such shares on the date of grant. Under the 1998 Plan, the stock options are non-qualified, and no such options awarded in any given year shall provide for the purchase of more than 16,500 shares of common stock by each Director. In December 2003, each non-employee Director, except for the Chairman, was awarded 12,415 stock options. The Chairman was awarded 16,500 stock options and also received cash in the amount of $46,065 in order to deliver a total award value that was twice that of the other Directors, as provided in his compensation package. All options awarded to Directors in 2003 have a term of seven years and vest and become exercisable in three equal increments of one-third in each of the three succeeding Decembers following the grant date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy and Policy

      Executive compensation is administered by the Compensation Committee of the Board of Directors, which is composed of the four independent Board members named below. This report defines the philosophy and describes the decisions made by the Compensation Committee during 2003 with respect to the named executive officers, as defined below under “Executive Compensation.” It is the

Compensation Committee’s goal to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased Stockholder value. To that end, LII maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay opportunity, which is directly linked to the achievement of specific Company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, LII’s variable pay programs include both short- and long-term incentive compensation vehicles.

      The Compensation Committee has engaged Hewitt Associates LLC (“Hewitt”), a nationally recognized human resources consulting firm, as its executive compensation consultant. In order to evaluate the competitiveness of the executive total compensation program, the Compensation Committee periodically requests that Hewitt conduct market analyses of the Company’s executive pay programs and practices. The Compensation Committee emphasizes delivering market-competitive and flexible total compensation to support the Company’s business objectives. LII’s executive pay is compared to a group of companies similar to LII, although not necessarily the same companies included in the peer group in the performance graph in this proxy statement.

Base Salary

Executive Officers

      LII’s executive base salary program is designed to be competitive with the median of the marketplace. In 2003, the Compensation Committee administered the executive officers’ base salaries within an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. LII has engaged Hewitt periodically to conduct a detailed market analysis of each specific component of the executive compensation program. During 2001, in preparation for 2002 salary administration, Hewitt’s market analysis reflected flat market salaries in an economic downturn, and consequently, LII froze executive salaries for 2002 at 2001 levels. During 2002, in preparation for 2003 salary administration, LII asked Hewitt to conduct a market analysis to determine competitive salary movement for executive positions. The analysis showed that market salaries had recovered, and that with the prior year’s salary freeze, LII’s overall base salaries for the executive officers were somewhat below market averages. The Compensation Committee reviewed the base salary of each executive officer in relationship to Hewitt’s market data for the specific position, assessed the individual’s performance relative to previously established objectives and also made subjective determinations regarding the individual’s contributions before adjusting base salaries for 2003. After these adjustments, executive salaries were competitive within the market average and commensurate with the experience and performance contributions of the executive officers.

      The Compensation Committee also approved mid-2003 base salary adjustments for Mr. Scott J. Boxer and Mr. Robert J. McDonough as a result of a leadership reorganization whereby Mr. Boxer assumed the role of President and Chief Operating Officer of Service Experts Inc., and Mr. McDonough assumed the role of President and Chief Operating Officer of World Wide Heating and Cooling, two of the Company’s major business segments.

Chief Executive Officer

      Based on Hewitt’s 2001 market trend analysis for 2002 salary administration, and because of the general economic downturn, Mr. Schjerven’s 2002 salary was frozen at the 2001 level. In determining Mr. Schjerven’s 2003 base salary, the Compensation Committee reviewed the results of Hewitt’s market analysis for the CEO position. The results indicated that market salaries had recovered, and that with the prior year’s salary freeze, Mr. Schjerven’s base salary was below the market average. The Compensation Committee reviewed Mr. Schjerven’s base salary in relationship to Hewitt’s market data, assessed Mr. Schjerven’s performance relative to previously established objectives and also made subjective determinations regarding Mr. Schjerven’s contribution before adjusting his base salary to

$802,500 for 2003. After this adjustment, Mr. Schjerven’s base salary was competitive within the market average and commensurate with his experience and performance contributions. Positioning Mr. Schjerven’s 2003 base salary near the market value reflected the Compensation Committee’s support of LII’s philosophy of paying its executives a market-competitive base salary and the Compensation Committee’s assessment of Mr. Schjerven’s performance during the prior year. The Compensation Committee assessed Mr. Schjerven’s 2002 accomplishments to include:

•	Under difficult economic conditions, Mr. Schjerven successfully focused his executive team on improving the Company’s financial structure, balance sheet and cash flow.

•	Mr. Schjerven led his team to generate strong cash flow, and reduced total debt by 27% in 2002.

•	Debt-to-total capital ratio was strong in 2002, outperforming the target goals previously established.

•	Mr. Schjerven took action to focus on LII’s core strengths in heating, air conditioning and refrigeration industries by entering into a heat transfer joint venture with Outokumpu Oyj of Finland; completing an extensive rationalization program involving several manufacturing, sales and distribution facilities in North and South America, Europe and Asia; and exiting several non-core and underperforming product lines.

Short-Term Incentive Compensation

Executive Officers

      The Compensation Committee administers an executive short-term incentive opportunity through a program that requires the achievement of specific Company financial objectives for those individuals who most directly influence performance results and thereby supports the following strategic objectives:

•	maintain competitive total executive compensation opportunity;

•	align all executive reward programs with the success of the Company;

•	attract top executive talent to support organizational growth and expansion;

•	ensure equity among internal position values; and

•	implement “best practices” in the area of executive compensation.

      Final payout results are at the discretion of and subject to the Compensation Committee’s review and approval.

      In 2003, executive officers and the Chief Executive Officer participated in two annual variable pay programs:

•	The major business units within LII each had a broad based variable pay program in which the respective President managing the business unit participated. Each business unit President, in conjunction with the Chief Executive Officer, determined the financial measurements and standards for that business unit’s program. Based on the performance of the business unit, the programs generated cash payouts for the named executive officers ranging from 2.09% to 5.00% of annual base earnings. Each broad based program was aligned with the performance metrics in the management short-term incentive program detailed below.

•	Each year, the Chief Executive Officer recommends and the Compensation Committee evaluates and approves the design, performance measurements and targets for the management short-term incentive programs. The performance metrics for the 2003 management short-term incentive program were earnings before interest and taxes, sales growth, cash flow and working capital ratio. Threshold, minimum, target and maximum performance levels were defined, and target bonus award levels were established for each executive officer. Target incentive award opportunity for the named executive officers ranged from 70% to 100% of their base salary.

Executive officers who are also Presidents of a business unit had 70% of the target based on their business unit results and 30% based on aggregate LII results. 50% of the target payment could be achieved with the threshold performance and up to 150% of the target payment could be achieved with the maximum performance. Additionally, for performance above the maximum level, each business unit selected one of the above named performance metrics to function as a multiplier of 1.0 to 1.5 of the incentive payment as determined by the other metrics, resulting in a potential payment of up to 225% of the target payment. The Compensation Committee determined that, due to an executive reorganization in mid-2003, named executive officers whose position changed and resulted in being measured in two different business units’ short-term incentive programs in 2003 were paid the higher of two calculations: (1) as if they were in their original program for the entire year; or (2) a prorated calculation accounting for the time in each position. Final 2003 incentive payouts in this program for the named executive officers ranged between 127% and 215% of target payments, based on performance and as determined by the Compensation Committee.

Chief Executive Officer

      Mr. Schjerven participated in the two annual variable pay programs listed above. Prior to the beginning of 2003, the Compensation Committee of the Board of Directors determined his performance goals and their expectations for 2003. The Compensation Committee’s assessment of Mr. Schjerven’s 2003 performance results included the following:

•	In mid-2003, Mr. Schjerven executed a strategic restructuring of the businesses into three core segments: Worldwide Heating and Cooling, Worldwide Refrigeration, and Service Experts, and significantly improved the leadership structure of the businesses by repositioning three key, skilled and experienced executives to lead the segments.

•	Mr. Schjerven continued to successfully focus his executive team on improving the organization’s financial structure, balance sheet and cash flow.

•	Mr. Schjerven led his team to generate free cash flow of $115 million and reduced debt over the past three years by $328 million.

•	Under Mr. Schjerven’s leadership in 2003, operating income grew 44% to $156 million; income, before the cumulative effect of an accounting change, increased 97% to $84 million, a record for LII; and diluted earnings per share, before the cumulative effect of an accounting change, rose from $0.73 to $1.40.

•	Mr. Schjerven’s focus on innovation resulted in approximately one-third of 2003’s revenue in the manufacturing businesses being generated from products launched in the past three years—several with important industry leadership claims.

•	A negative development was the discovery of deficiencies in internal controls within Service Experts’ Canadian operations, which resulted in downward adjustments of $7 million to previously reported cumulative earnings for the years 1999-2003.

      After taking these factors into account, the Compensation Committee awarded Mr. Schjerven short-term incentive awards of $1,156,042.

Long-Term Incentive Compensation

      The long-term incentive awards granted to the named executive officers in December reflected a change in LII’s program from past years. In the past, LII’s standard executive long-term incentive compensation program was comprised of two vehicles: stock options and performance share program awards. For 2003, LII modified the long-term incentive program to meet several objectives, including compliance with changing regulations, obtaining favorable reactions from Stockholders under increasing scrutiny in the public environment, and delivering a best-practice and competitive compensation package. The 2003 executive long-term incentive compensation program includes three vehicles. Two vehicles are performance-based: performance shares and stock appreciation rights. The third vehicle addresses retention of key executives to support leadership continuity: restricted stock awards. The purpose of these vehicles is to foster and enhance the long-term success of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards to those executives who have proprietary interest in the growth and performance of the Company and who have principal responsibility for long-term profitability of LII.

Executive Officers

      Performance Share Awards—Taking into account internal affordability and market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s Performance Share Program (“PSP”) award levels for executive officers annually. PSP awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of target are established, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year performance period. Each named executive officer, with the exceptions of Mr. Schjerven and Mr. Edwards, who announced his upcoming retirement and therefore was ineligible for a 2003 PSP award, received 14,835 contingent shares. For PSP awards made in 2003, the financial measure is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years each weighted at 40%. Contingent awards are expressed in shares of the Company’s common stock. At the end of any performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. If, at the end of the performance period, at least the minimum performance level has been attained, the earned share awards vest and are distributed in the form of LII common stock. To the extent the earned award payout level attained is less than 100%, the difference between 100% and the earned award, if any, is forfeited. Current stock holdings of the executives were not considered when determining the size of the 2003 contingent awards.

      Stock Appreciation Rights (“SARs”)—Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s SARs award levels for executive officers. The Compensation Committee grants SARs awards annually in December of each year. Each named executive officer, with the exceptions of Mr. Schjerven and Mr. Edwards, who announced his upcoming retirement and therefore was ineligible for a 2003 SARs award, received 34,070 SARs. SARs vest ratably over three years. Upon the exercise of vested SARs, the increase (if any) between the fair market value of LII common stock on the date the right is exercised over the fair market value on the date of grant, is paid in LII common stock. SARs granted in 2003 expire seven years from the date of grant.

      Restricted Stock Awards—In order to facilitate LII’s ability to attract and retain key executives, as well as to ensure continuity in executing long-term business objectives, LII’s 2003 executive long-term incentive compensation program includes restricted stock awards. Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s restricted stock award levels for executive officers annually, in December. Each of the named executive officers, with the exceptions of Mr. Schjerven and Mr. Edwards, who announced his upcoming retirement and therefore was ineligible for a 2003 restricted stock award, received 14,328 shares of restricted stock. The restricted stock awards vest three years following the grant date, and the participant must remain employed by the Company to receive the shares.

      Upon an executive reorganization in mid-2003, the Compensation Committee granted Mr. Boxer and Mr. McDonough each a special restricted stock award of 30,000 shares. The award vests after a four-year retention period, and Mr. Boxer and Mr. McDonough must remain employed by the Company to receive the shares.

Chief Executive Officer

      Performance Share Awards—Taking into account internal affordability and market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s PSP award levels for the CEO annually. PSP awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of target, are established; the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year performance period. Mr. Schjerven received 53,951 contingent shares. For PSP awards made in 2003, the financial measure is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years each weighted at 40%. Contingent awards are expressed in shares of the Company’s common stock. At the end of any performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. If, at the end of the performance period, at least the minimum performance level has been attained, the earned share awards vest and are distributed in the form of LII common stock. To the extent the earned award payout level attained is less than 100%, the difference between 100% and the earned award, if any, is forfeited. Current stock holdings of the executives were not considered when determining the size of the 2003 contingent awards.

      Stock Appreciation Rights (“SARs”)—Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s SARs award levels for the CEO. The Compensation Committee grants SARs awards annually in December of each year. Mr. Schjerven received 123,902 SARs. SARs vest ratably over three years. Upon the exercise of vested SARs, the increase (if any) between the fair market value of LII common stock on the date the right is exercised over the fair market value on the date of grant, is paid in LII common stock. SARs granted in 2003 expire seven years from the date of grant.

      Restricted Stock Awards—In order to facilitate LII’s ability to attract and retain key executives, as well as to ensure continuity in executing long-term business objectives, LII’s 2003 executive long-term incentive compensation program includes restricted stock awards. Taking into account internal affordability and the market-competitive practices outlined in Hewitt’s market study, the Compensation Committee reviews and determines LII’s restricted stock award levels for the CEO annually, in December. Mr. Schjerven received 52,105 shares of restricted stock. The restricted stock awards vest three years following the grant date, and the participant must remain employed by the Company to receive the shares.

Policy for Compliance with Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the other four highest paid executives, unless the compensation meets certain Stockholder-approved performance requirements. It is the Company’s intent to make awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Compensation Committee reserves the right to make awards that are non-deductible.

      The following individuals who served on the Compensation Committee of the Board of Directors during 2003 submit this report on LII’s executive compensation programs:

Richard L. Thompson (chair)	Janet K. Cooper
James J. Byrne	John E. Major

EXECUTIVE COMPENSATION

      The following table sets forth information on compensation earned in 2003, 2002 and 2001 by LII’s Chief Executive Officer and its four other most highly compensated executive officers, such individuals sometimes being referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

				Long-Term Compensation

				Awards		Payouts

					Securities
		Annual Compensation		Restricted	Underlying
				Stock	Options/SARs	LTIP	All Other
Named Executive Officer	Year	Salary	Bonus(1)	Awards(2)	Granted	Payouts(3)	Compensation(4)

Robert E. Schjerven	2003	$802,500	$1,156,043	$1,777,499	123,902	$205,265	$232,703
Chief Executive Officer	2002	750,000	1,725,000	2,094,618	440,950	104,569	148,784
	2001	750,000	900,000	0	0	78,137	68,888

Harry J. Ashenhurst, Ph.D.	2003	399,324	470,007	488,772	34,070	108,358	85,581
Executive Vice President	2002	368,376	557,169	1,079,635	88,410	64,350	56,881
and Chief Administrative	2001	368,376	287,333	0	0	58,603	32,817
Officer

Scott J. Boxer	2003	381,688	567,928	883,572	34,070	88,199	126,887
President/ COO	2002	320,256	457,934	1,079,635	88,410	48,263	54,578
Service Experts Inc.	2001	320,256	249,800	0	0	0	29,222

Robert J. McDonough	2003	367,866	339,952	883,572	34,070	75,599	78,574
President/ COO	2002	320,004	484,470	1,079,635	88,410	36,192	46,071
World Wide	2001	300,004	152,102	0	0	0	41,005
Heating & Cooling

Carl E. Edwards Jr.(5)	2003	335,112	394,429	0	0	108,358	76,609
Executive Vice President	2002	320,988	485,494	1,079,635	88,410	64,350	52,281
and Chief Legal Officer	2001	320,988	250,371	0	0	58,603	30,811

(1)	Includes annual incentive payments for the respective year from annual variable pay plans and other bonuses.

(2)	Represents PSP awards and restricted stock awards of the following number of shares of LII common stock granted pursuant to the 1998 Plan multiplied by the average of the high and low price of LII common stock on the New York Stock Exchange (the “Fair Market Value”) on the grant date(s). PSP awards in December 2003 at a Fair Market Value of $16.76 per share are as follows: Mr. Schjerven 53,951 shares; Dr. Ashenhurst 14,835 shares; Mr. Boxer 14,835 shares and Mr. McDonough 14,835 shares. For the December 2003 PSP grant, shares granted will vest in December 2006 providing specific performance targets are met. If, at the end of the performance period, at least the minimum performance level has been attained, the earned PSP award will be vested and will be distributed. To the extent the earned award payout level attained is less than 100%, the difference between 100% and the earned award distributed, if any, shall be forfeited. Restricted stock awards in December 2003 at a Fair Market Value of $16.76 per share are as follows: Mr. Schjerven 52,105 shares; Dr. Ashenhurst 14,328 shares; Mr. Boxer 14,328 shares; and Mr. McDonough 14,328 shares. For the December 2003 restricted stock grant, all shares granted will vest and be distributed in December 2006, providing continued employment with LII. Mr. Boxer and Mr. McDonough received 30,000 restricted stock awards in July 2003 upon a major management reorganization. PSP awards in December 2002 at a Fair Market Value of $13.375 per share are as follows: Mr. Schjerven 70,800 shares; Dr. Ashenhurst 28,000 shares; Mr. Boxer 28,000 shares; Mr. McDonough 28,000 shares; and Mr. Edwards 28,000 shares. All December 2002

PSP shares will vest in December 2005 providing performance targets are met. There were no stock awards in 2001 due to an insufficient number of shares remaining in the 1998 Plan; therefore, upon Stockholder approval of additional shares at the 2002 Annual Meeting of Stockholders, the delayed 2001 award was made in May 2002, with the normal grant schedule resuming in December 2002. PSP awards in May 2002 at a Fair Market Value of $16.21 per share are as follows: Mr. Schjerven 70,800 shares; Dr. Ashenhurst 28,000 shares; Mr. Boxer 28,000 shares; Mr. McDonough 28,000 shares; and Mr. Edwards 28,000 shares. All May 2002 PSP shares will vest in December 2004 providing performance targets are met. For the 2002 and 2001 PSP grants, shares that do not vest in any performance period due to failure to achieve performance targets will vest 10 years from the grant date. A special restricted stock award in July 2002 at a Fair Market Value of $16.21 per share are as follows: Dr. Ashenhurst 15,500 shares; Mr. Boxer 15,500 shares; Mr. McDonough 15,500 shares; and Mr. Edwards 15,500 shares. For the July 2002 restricted stock grant, all shares granted will vest and be distributed in July 2005, providing continued employment with LII.

(3)	2003 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 2000-2002 performance period, paid in April 2003. 2002 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999-2001 performance period, paid in 2002. 2001 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999-2000 performance period, paid in 2001. As discussed in footnote 3 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003, LII has identified downward adjustments of $1.0 million and $4.6 million relating, respectively, to 2001 and years prior to 2001. Inclusion of the relevant adjustment in the 2001 period would have deferred the vesting and receipt (but not the amount) of the PSP grant for the 2000-2002 performance period until 2009, providing the recipient remains in LII’s employ. Inclusion of the relevant adjustments in the pre-2001 period would have reduced the amount received by the named executive officers by $17,000 in the aggregate. Vesting and receipt of this amount would have been deferred until 2007, provided the recipient remains in LII’s employ. Because Mr. Edwards retired from the company in 2004, his total award for the 2000-2002 performance period and approximately $5,000 of his award for the 1999-2000 performance period would have been forfeited.

(4)	Composed of contributions by LII to its profit sharing retirement plan and profit sharing restoration plan and the dollar value of term life insurance premiums paid by LII. Contributions to the plans were as follows: In 2003: Mr. Schjerven— $217,387; Dr. Ashenhurst— $79,630; Mr. Boxer— $69,382, in addition to $46,552 as payment for installation of LII equipment under executive equipment program; Mr. McDonough— $67,866; Mr. Edwards— $68,263. In 2002: Mr. Schjerven— $133,494; Dr. Ashenhurst— $50,953; Mr. Boxer— $43,642; Mr. McDonough— $38,001; Mr. Edwards— $43,951. In 2001: Mr. Schjerven— $54,154; Dr. Ashenhurst— $27,060; Mr. Boxer— $19,502; Mr. McDonough— $29,197; Mr. Edwards— $23,082.

(5)	Mr. Edwards announced his upcoming retirement and, therefore, became ineligible for 2003 long-term incentive awards.

      The following table provides information concerning stock options granted to the named executive officers in 2003.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants

			Percent of
		Number of	Total
		Securities	Options/SARs
		Underlying	Granted to			Grant Date
	Grant	Options/SARs	Employees in	Exercise or	Expiration	Present
Name	Date	Granted	Fiscal Year	Base Price(1)	Date	Value(2)

Robert E. Schjerven	12/11/03	123,902	11.81	$16.76	12/11/10	$784,300
Harry J. Ashenhurst, Ph.D.	12/11/03	34,070	3.25	16.76	12/11/10	215,663
Scott J. Boxer	12/11/03	34,070	3.25	16.76	12/11/10	215,663
Robert J. McDonough	12/11/03	34,070	3.25	16.76	12/11/10	215,663
Carl E. Edwards, Jr.(3)	12/11/03	0	N/A	N/A	N/A	N/A

(1)	Equals the Fair Market Value of the LII common stock on the date of grant.

(2)	The grant date present values shown in the table were determined using the Black-Scholes option valuation model using the following assumptions: stock price volatility of 50.0% which represents an average volatility among general industry companies; expected option life of 7.0 years; dividend yield of 2.24%; risk free interest rate of 3.75%; modified derived value of $6.33, which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.

(3)	Mr. Edwards announced his upcoming retirement and, therefore, became ineligible for 2003 long-term incentive awards.

      The following table provides the options exercised during 2003 for each of the named executive officers and the number of options and the value of unexercised options held by each named executive officer as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Shares		December 31, 2003		December 31, 2003(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert E. Schjerven	0	$0	666,545	347,876	$3,580,974	$625,821
Harry J. Ashenhurst, Ph.D.	0	0	252,823	78,976	1,111,743	127,229
Scott J. Boxer	0	0	206,691	78,976	899,807	127,229
Robert J. McDonough	0	0	209,890	78,976	1,066,996	127,229
Carl E. Edwards, Jr.	150,000	882,491	102,823	44,906	261,878	120,755

(1)	Calculated on the basis of the Fair Market Value of the underlying securities as of December 31, 2003, $16.95 per share, minus the exercise price for “in-the-money” options.

      The following table provides information concerning PSP awards and restricted stock awards made in 2003 to the named executive officers under the 1998 Plan. The named executive officers were awarded a number of PSP shares of LII common stock in December 2003 subject to achievement of performance targets based on the return on invested capital for a three-year period. For PSP grants made in 2002, information about the portion of the PSP award that becomes vested regardless of whether the performance goals are met is presented in the notes to the “Summary Compensation Table” above. Presented below is the maximum number of PSP shares of LII common stock that may be payable to each of the named executive officers that is subject to achievement of the performance goals. The actual number of shares awarded depends on the level of achievement of the performance objectives. Additionally, the named executive officers were awarded a restricted stock grant in December 2003 whereby all shares vest in December 2006 providing continued employment.

Long-Term Incentive Plans—Awards in Last Fiscal Year

		Number of Shares, Units	Performance or Other Period
Name	Date of Grant	or Other Rights	Until Maturation or Payout

Robert E. Schjerven	12/11/03	107,902	3 years
Robert E. Schjerven	12/11/03	52,105	3 years
Harry J. Ashenhurst, Ph.D.	12/11/03	29,670	3 years
Harry J. Ashenhurst, Ph.D.	12/11/03	14,328	3 years
Scott J. Boxer	12/11/03	29,670	3 years
Scott J. Boxer	12/11/03	14,328	3 years
Robert J. McDonough	12/11/03	29,670	3 years
Robert J. McDonough	12/11/03	14,328	3 years
Carl E. Edwards, Jr.(1)	12/11/03	0	N/A
Carl E. Edwards, Jr.(1)	12/11/03	0	N/A

(1)	Mr. Edwards announced his upcoming retirement and, therefore, became ineligible for 2003 long-term incentive awards.

Retirement Plans

      The named executive officers participate in four LII-sponsored retirement plans: the pension plan for salaried employees, the profit sharing retirement plan, the profit sharing restoration plan and the supplemental retirement plan. The profit sharing restoration plan and the supplemental retirement plan are “non-qualified plans” under the Code. LII pays the full cost of each of these plans.

      The pension plan for salaried employees is a floor offset plan. A target benefit is calculated using credited service and final average pay for the highest five consecutive years of compensation. The benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. Employees become vested in the pension plan for salaried employees after five years of service and may commence unreduced benefits at age 65. Once the specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At time of retirement, a participant may choose one of five optional forms of payment.

      The profit sharing retirement plan is a “defined contribution plan” under the Code. Profit sharing contributions, as determined by the Board of Directors, are credited annually to participants’ accounts based on total pay. Participants are fully vested after six years of service. The assets of the plan are employer-directed. Distributions may occur at separation of employment and can be paid directly to the participant.

      The profit sharing restoration plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.

      The supplemental retirement plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years, permits early retirement on somewhat more favorable terms than the pension plan and provides for an additional optional form of payment.

      The estimates of annual retirement benefits shown in the following table are the targets established by the supplemental retirement plan. All benefits are computed as a straight-life annuity and are not subject to deduction for Social Security.

	Years of Service

2003 Final Average Earnings(1)	5	10	15	20	25	30

$ 250,000	$34,780	$69,560	$104,340	$104,340	$104,340	$104,340
425,000	62,780	125,560	188,340	188,340	188,340	188,340
600,000	90,780	181,560	272,340	272,340	272,340	272,340
775,000	118,780	237,560	356,340	356,340	356,340	356,340
950,000	146,780	293,560	440,340	440,340	440,340	440,340
1,125,000	174,780	349,560	524,340	524,340	524,340	524,340
1,300,000	202,780	405,560	608,340	608,340	608,340	608,340
1,475,000	230,780	461,560	692,340	692,340	692,340	692,340

(1)	Final Average Earnings are the average of the highest five consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses, and excludes extraordinary compensation such as benefits from the 1998 Plan or its predecessor plans. Bonus numbers used in these calculations, as per the 1998 Plan requirements, are the bonuses actually paid in those years. In the “Summary Compensation Table,” the 2003 bonus reported is the bonus earned in 2003, but not actually paid until 2004.

      As of December 31, 2003, the final average earnings and the eligible years of credited service for each of the named executive officers was as follows: Mr. Schjerven $1,319,354—17.8 years; Dr. Ashenhurst $660,053—15.0 years; Mr. Boxer $524,822—5.6 years; Mr. McDonough $508,066—8.7 years; Mr. Edwards $568,761—12.0 years.

Employment Agreements

      LII has entered into employment agreements with the named executive officers, which are substantially identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. These employment agreements establish the basis of compensation and assignments, and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.

      If LII terminates a named executive officer prior to the expiration of the term of the agreement or if LII does not renew the agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee’s base salary for the remainder of the agreement’s term or three months of the employee’s base salary in addition to any other compensation or benefits applicable to an employee at the employee’s level.

      If LII terminates a named executive officer other than for cause, including LII’s non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against LII existing at the time of termination, LII will provide the employee with an enhanced severance package. This package includes payment of the employee’s base monthly salary for a period of 24 months following the date of termination, a lump sum in the amount which totals any short-term bonus payments actually paid to the employee over the 24 month period prior to the date of termination, a lump sum payment of a sum equal to 10% of the employee’s annual base salary in effect at the time of termination in lieu of perquisites lost, and forgiveness of COBRA premiums due for group health insurance coverage for up to 18 months following termination while the employee remains unemployed. If the employee remains unemployed at the end of 18 months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months while the employee remains unemployed. Outplacement services are provided or, at the employee’s election, a lump-sum payment of 10% of the employee’s annual base salary will be made to the employee in lieu of those services. Additionally, the employee’s beneficiary will receive a lump-sum death benefit equivalent to six months of the employee’s base salary should the employee die while entitled to enhanced severance payments.

Change of Control Employment Agreements

      LII has entered into change of control employment agreements with the named executive officers, which are substantially identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. The change of control agreements provide for certain additional benefits under specified circumstances if a named executive officer’s employment is terminated following a change of control transaction involving LII. The change of control agreements are intended to provide protections to the named executive officers that are not afforded by their existing employment agreements, but not to duplicate these benefits. The term of the change of control agreements is generally two years from the date of a change of control or two years from the date of a potential change of control, as discussed below. If the named executive officer remains employed at the conclusion of such term, the officer’s existing employment agreement will continue to remain in effect. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control. Following a potential change of control, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control, if either (a) the Board of Directors determines that a change of control is not likely or (b) the named executive officer, upon proper notice to LII, elects to terminate the term of the officer’s change of control agreement as of any anniversary of the potential change of control.

      A “change of control” generally includes the occurrence of any of the following:

(a) any person, other than specified exempt persons which includes LII and its subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of LII voting securities;

(b) a change in the identity of a majority of the Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

(c) approval by the Stockholders of a reorganization, merger or consolidation in which:

(1) existing Stockholders would own 65% or less of the voting securities of the surviving entity;

(2) any person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity;

(3) less than a majority of the board of the surviving entity would consist of the then incumbent members of the Board of Directors; or

(d) approval by the Stockholders of a liquidation or dissolution of LII, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

(1) more than 65% of the voting securities of such company would be owned by existing Stockholders;

(2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

(3) at least a majority of the board of directors of such company would consist of the then incumbent members of the Board of Directors.

      A “potential change of control” generally includes any of the following:

(a) commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

(b) LII entering into an agreement which, if consummated, would constitute a change of control;

(c) commencement of a contested election contest subject to proxy rules; or

(d) occurrence of any other event that the Board of Directors determines could result in a change of control.

      During the term of the change of control agreement, a named executive officer’s position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of LII’s employees.

      If a named executive officer terminates employment during the term of the change of control agreement for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), LII will pay such officer:

•	his or her then unpaid current salary and a pro rata portion of the highest bonus earned during the preceding three years, as well as previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded to the officer during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the officer’s compensation;

•	a lump-sum cash payment equal to the sum of 15% of the officer’s annual base salary, in lieu of outplacement services, and three times 15% of the annual base salary that would have been paid or awarded to the officer during the fiscal year that includes the date of termination, for the perquisites component of the officer’s compensation;

•	for purposes of LII’s supplemental retirement plan and LII’s profit sharing restoration plan, three additional years added to each of the service and age criteria; and

•	continued coverage under LII’s employee welfare benefits plans for up to four and one-half years after termination.

      In addition, all options, restricted stock and other compensatory awards held by the named executive officer will immediately vest and become exercisable, and the term of these awards will be extended for up to three years following termination of employment. The named executive officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.

      In the event of a contest concerning a change of control agreement, unless the officer’s claim is found by a court to be frivolous, LII has no right of offset, the officer is not required to mitigate damages and LII agrees to pay any legal fees incurred by the officer in connection with such contest.

      LII also agrees to pay all amounts owing to the officer during any period of dispute, subject only to the officer’s agreement to repay any amounts to which it is determined the officer was not entitled. The change of control agreements provide for a tax gross-up in the event that specified excise taxes are applicable to payments made by LII under a change of control agreement or otherwise. The change of control agreements require the officer to maintain the confidentiality of LII’s information and, for a period of 24 months following termination of employment, to avoid any attempts to induce LII’s employees to terminate their employment with LII.

Indemnification Agreements

      LII has entered into indemnification agreements with its Directors and a number of its executive officers. Each of these indemnification agreements is substantially identical except for the name of the Director or executive officer who is a party to the agreement and the date of the agreement. Under the terms of the indemnification agreements, LII has generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may at a future time permit. In addition, the indemnification agreements contain specific provisions pursuant to which LII has agreed to indemnify each indemnitee:

•	if such person is, by reason of his or her status as a Director, nominee for Director, officer, agent or fiduciary of LII or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at LII’s request, any such status being referred to as a “Corporate Status,” made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of LII;

•	if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any proceeding brought by or in the right of LII to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to LII if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her Corporate Status and in which such indemnitee is successful, on the merits or otherwise;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

•	against expenses actually and reasonably incurred by such person in certain judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements.

      In addition, under the terms of the indemnification agreements, LII has agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of LII or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by LII of a written request from such indemnitee for such payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay LII for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by LII against such expenses.

      The indemnification agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether LII has undergone a change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      John W. Norris, Jr., LII’s Chairman of the Board, Stephen R. Booth, Thomas W. Booth, David V. Brown and John W. Norris III, each a Director of LII, as well as other LII Stockholders who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. AOC Land Investment, L.L.C. owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. LII is leasing part of an office building owned by One Lake Park, L.L.C. for use as the LII corporate headquarters. The lease, initiated in 1999, has a term of 25 years and the lease payments for 2003 totaled approximately $2.9 million. LII also leased a portion of Lennox Center, a retail complex owned by AOC Development, L.L.C., for use as offices. The Lennox Center lease had a term of three years, which terminated in March 2003. The lease payments for 2003 totaled approximately $20,430. AOC Land Investment, L.L.C. also owns 70% of AOC Development, L.L.C. LII believes that the terms of its leases with One Lake Park, L.L.C. and AOC Development, L.L.C. are comparable to terms that could be obtained from unaffiliated third parties.

      These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to LII than might have been obtained from unaffiliated third parties. LII does not intend to enter into any future transactions in which its Directors, executive officers or principal Stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of its Board of Directors and are on terms that are no less favorable to it than those that it could obtain from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year 2003, the Compensation Committee was composed of Richard L. Thompson, Janet K. Cooper, James J. Byrne and John E. Major. No member of the Compensation Committee was an officer or employee of LII or any of its subsidiaries. None of the LII executive officers served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on our Board or on our Compensation Committee. For information on insider participation, see “Certain Relationships and Related Party Transactions.”

OWNERSHIP OF LII COMMON STOCK

      The following table contains information regarding the beneficial ownership of LII common stock as of September 3, 2004 by the following individuals:

•	each person known by LII to own more than 5% of the outstanding shares of LII common stock;

•	each of LII’s Directors;

•	each named executive officer of LII; and

•	all executive officers and Directors of LII as a group.

      All persons listed have an address in care of LII’s principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.

      The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of LII common stock subject to options held by that person that were exercisable on September 3, 2004 or would be exercisable within 60 days following September 3, 2004 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each Stockholder has sole voting and investment power over the shares listed as beneficially owned by such Stockholder, subject to community property laws where applicable. Percentage of ownership is based on 60,164,165 shares of common stock outstanding as of September 3, 2004.

	Shares Beneficially Owned

Beneficial Owner	Number	Percentage

John W. Norris, Jr.(1)(2)	4,706,117	7.73
Robert E. Schjerven(2)	1,297,499	2.13
Linda G. Alvarado(2)(3)	176,431	*
Harry J. Ashenhurst, Ph.D.(2)	501,318	*
Steven R. Booth(2)(4)	2,885,202	4.79
Thomas W. Booth(2)(5)	2,953,644	4.91
Scott J. Boxer(2)	464,624	*
David V. Brown(2)	1,466,233	2.43
James J. Byrne(2)	137,154	*
Janet K. Cooper(2)	54,443	*
Carl E. Edwards, Jr.(2)	369,495	*
C. L. (Jerry) Henry(2)	37,236	*
John E. Major(2)	194,931	*
Robert J. McDonough(2)	391,458	*
John W. Norris III(2)(6)	2,985,738	4.96
Walden W. O’Dell	781	*
Terry D. Stinson(2)	58,746	*
Richard L. Thompson(2)	157,952	*
All executive officers and Directors as a group (23 persons)(2)	14,735,612	23.23
David H. Anderson(2)	3,290,784	5.46
Barclays Global Investors NA/ CA/(7)	4,483,377	7.45

*	Less than 1%

(1)	Includes: (a) 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A., and 663,135 shares held by the Megan E. Norris Trust A., each of which Mr. Norris is a co-trustee; and (b) 2,658,661 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner.

(2)	Includes the following shares subject to options: Mr. Norris, Jr.— 740,821; Mr. Schjerven— 666,545; Ms. Alvarado— 167,065; Dr. Ashenhurst— 252,823; Mr. S. Booth— 11,727; Mr. T. Booth— 38,205; Mr. Boxer— 206,691; Mr. Brown— 167,065; Mr. Byrne— 67,784; Ms. Cooper— 40,015; Mr. Edwards— 102,821; Mr. Henry— 26,858; Mr. Major— 167,065; Mr. McDonough— 209,890; Mr. Norris III— 11,727; Mr. Stinson— 40,015; Mr. Thompson— 82,915; all executive officers and Directors as a group— 3,275,542; and Mr. Anderson— 152,065.

(3)	Includes 8,174 shares held by Cimarron Holdings, LLC.

(4)	Includes (a) 1,995,206 shares held by trusts for the benefit of Mr. Richard W. Booth, 642,741 shares held by the Steven R. Booth Trust, and 136,502 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. S. Booth is a co-trustee, and (b) 83,446 shares held by Mr. S. Booth’s children.

(5)	Includes: (a) 1,995,206 shares held by trusts for the benefit of Mr. Richard W. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 136,502 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. T. Booth is a co-trustee, and (b) 76,051 shares held by Mr. T. Booth’s children.

(6)	Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust, and 4,063 shares held by the L.C. Norris Trust, each of which Mr. Norris is a trustee; (b) 2,658,661 shares held by the Norris Family Limited Partnership, of which Mr. Norris is a 1% beneficiary; and (c) 31,768 shares held by Mr. Norris’ minor children.

(7)	Includes: (a) 3,583,666 shares held by Barclays Global Investors, NA; and (b) 899,711 shares held by Barclays Global Fund Advisors.

COMPARISON OF TOTAL STOCKHOLDER RETURN

      The following graph compares the cumulative total returns of LII, the Standard & Poor’s Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from July 29, 1999, the date of the LII initial public offering, through December 31, 2003. The chart assumes that $100 was invested on July 29, 1999, with dividends reinvested. Peer group returns are weighted by market capitalization. The peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Maytag Corporation, Watsco, Inc., Whirlpool Corporation, and York International Corporation. Modine Corporation, a company engaged in the heat transfer business, was removed from the peer group in 2003, as LII has only a minority interest in its joint venture in the heat transfer business which was formed with Outokumpu Oyj of Finland in 2002.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100
December 2003

INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to continue as LII’s independent auditors for the fiscal year ending December 31, 2004. A representative of KPMG will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

      The fees for professional services rendered for the audit of LII’s annual financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of the financial statements included in LII’s Quarterly Reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagement for each of those fiscal years, were $1,318,000 and $880,000, respectively. These amounts also included fees associated with comfort letters and consents related to debt and equity offerings. In addition, LII’s former auditors, Arthur Andersen LLP, billed LII an aggregate of $8,000 for professional services rendered for the review of financial statements included in the LII Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

Audit-Related Fees

      Aggregate fees billed or expected to be billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of LII’s financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and not included in the audit fees listed above were $151,000 and $54,000, respectively. These services are comprised primarily of accounting consultations and other audit or attestation services not required by statute or regulation.

Tax Fees

      Aggregate fees billed or expected to be billed by KPMG for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2003 and December 31, 2002, were $682,000 and $171,000, respectively. These fees related to reviews of tax returns, tax consulting and tax planning.

All Other Fees

      The fees for services rendered to LII by KPMG, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for each of the fiscal years ended December 31, 2003 and December 31, 2002, were $0 and $36,000, respectively. These services were comprised primarily of miscellaneous technical assistance provided to LII.

Audit Committee Approval of Audit and Non-Audit Services

      Prior to 2003, each type of non-audit service proposed to be provided by the Company’s independent auditors, KPMG, was approved on an individual basis by the Audit Committee in advance of the rendering of such non-audit services. The Audit Committee, in 2003, developed an Administrative Policy and Procedure for Audit Committee Approval of Non-Audit Services Provided by the External Auditor, which sets forth certain pre-approved non-audit work that may be performed by KPMG. Specifically, the Audit Committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: tax advisory and tax return services, accounting consultation regarding accounting standards and internal audit consultation services. In each case, the Audit Committee has also set a specific annual limit on the amount of such services which the Company would obtain from KPMG, and has required management to report the specific engagements to the Audit Committee. All other non-audit services other than the pre-approved services set forth above and any services that exceed the annual limits set forth in the policy must be pre-approved in writing by the Audit Committee. The Chairperson of the Audit Committee is authorized by the Audit Committee to pre-approve additional KPMG audit and non-audit services between Audit Committee meetings, provided the additional services do not affect KPMG’s independence under applicable Securities and Exchange Commission rules and any such pre-approval is reported to the Audit Committee at its next meeting.

ADDITIONAL INFORMATION

Quorum Required

      A quorum of LII Stockholders is necessary to have a valid meeting of Stockholders. A majority of the shares of LII common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Annual Meeting of Stockholders in order for a quorum to be established. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by LII in its treasury or by any majority-owned subsidiary or LII do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at the Annual Meeting of Stockholders, the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

      Only Stockholders of record at the close of business on October 25, 2004 are entitled to notice of and to vote at the meeting. There were 60,247,201 shares of common stock of LII outstanding at the close of business on that date, all of which will be entitled to vote. Holders of shares of common stock are entitled to one vote per share held of record in their names on the record date on all matters. Stockholders do not have cumulative voting rights. The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate or proposal.

Shares Held in Street Name

      Under the applicable rules of the New York Stock Exchange, brokers who hold shares in “street name” (i.e., in the name of a broker, bank or other record holder) for customers who are the beneficial owners of those shares may be prohibited from giving a proxy to vote those customers’ shares with respect to the proposals to be voted on at the Annual Meeting of Stockholders in the absence of specific instructions from the customer. LII Stockholders whose shares are held in street name must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Annual Meeting of Stockholders.

Telephone and Internet Voting

      Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Mellon Investor Services may vote by telephone by calling Mellon Investor Services at (800) 435-6710 or by Internet at www.eproxy.com/lii.

      Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by Mellon Investor Services for shares registered in the name of the Stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Revoking Proxies

      LII Stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting of Stockholders. Proxies may be revoked by written notice, including by facsimile, to the Secretary of LII, by a later-dated proxy signed and returned by mail or by attending

LII’s Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the Annual Meeting of Stockholders to:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, TX 75080
Facsimile: (972) 497-6660
Attention: William F. Stoll, Jr.

Other Business; Adjournments

      We are not aware of any other business to be acted upon at the Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the Annual Meeting of Stockholders may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by Stockholders representing a majority of the votes present in person or by proxy at the adjourned meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

Proxy Solicitation

      The cost of solicitation of proxies will be paid by LII. In addition to solicitation by mail, the Directors, officers and employees of LII may also solicit proxies from Stockholders by telephone, facsimile, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Stockholder Proposals

      If you wish to submit a proposal for possible inclusion in our 2005 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before December 31, 2004. If you wish to submit a proposal at the 2005 Annual Meeting of Stockholders (but not seek inclusion of the proposal in our proxy material), we must receive your notice, in accordance with the LII Bylaws, not less than 60 nor more than 90 days in advance of such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires LII’s Directors and executive officers and persons who beneficially own more than 10% of LII common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership of LII common stock. Directors, executive officers and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish LII with copies of these reports. Based solely upon a review of such reports and related information furnished to LII, LII believes that, during the 2003 fiscal year, all LII Directors, executive officers and greater than 10% beneficial owners were in compliance with the section 16(a) filing requirements, other than

Thomas W. Booth, who inadvertently filed one Form 4 Statement of Change in Beneficial Ownership, reporting three transactions, on December 17, 2003, two days late.

By Order of the Board of Directors

William F. Stoll, Jr.
Corporate Secretary

Richardson, Texas

October 27, 2004

APPENDIX A

LENNOX INTERNATIONAL INC.

AUDIT COMMITTEE

CHARTER

Purpose

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws and regulations and the Company’s policies. In performing its role, the Audit Committee will maintain effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Organization

      The Audit Committee shall be comprised of no less than three Directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

      The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance Committee. The members of the Audit Committee shall serve until their successors are appointed and qualify. The Board of Directors will appoint one Audit Committee member to serve as the Committee Chairman. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. The Audit Committee shall meet when called by the Chairman, but at least four times per year. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Duties and Responsibilities

      To fulfill its duties and responsibilities, the Audit Committee shall:

General Responsibilities

•	Assist the Board of Directors in satisfying its responsibilities to the shareholders with respect to matters relating to the Company’s accounting, financial reporting, audit, legal compliance and internal control practices.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	Attendance by nonmembers at the meetings of the Committee shall be at the sole discretion of the Committee and the Committee may invite at any time such directors, officers, employees of the Company or other parties as it determines to be beneficial to the discharge of its functions and responsibilities.

•	Meet at least annually with the senior internal auditing executive, management and the independent accountants in separate executive sessions to discuss any matters that the Committee or they believe should be discussed privately with the Audit Committee.

•	Perform the functions assigned to the Committee by the Company’s charter or Bylaws, or the Board of Directors.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

•	Review at least annually the Audit Committee’s own performance.

Internal Control

•	Review with the Company’s independent accountant, the Company’s internal control procedures, financial and accounting personnel and the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable or necessary.

Financial Reporting Process

•	Review with management and the independent accountants any significant accounting and reporting issues made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Inquire of management, the independent accountants and the senior internal auditing executive about the Company’s significant risks and exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review and discuss with management and the independent accountant the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, related footnotes and the independent accountant’s report, and resolve any questions with management, and if required, the independent accountants.

•	Review annual and/or quarterly filings with the SEC and other published documents containing the Company’s financial statements, and determine whether the information contained in these documents is consistent with that known to the committee members.

•	Ensure review of the Company’s interim financial information, including disclosures made in management’s discussion and analysis, by the Company’s independent accountants in accordance with applicable generally accepted auditing standards prior to the inclusion of such information in the Company’s Form 10-Q.

•	Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreement with management.

•	Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with management and the independent accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Review of Process for Company Compliance with Laws, Regulations and Policies

•	Review with the Company’s counsel any contingent liabilities and/or legal matters that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.

•	Review the Company’s process for determining risks and exposures from asserted and unasserted litigation and claims.

•	Review the Company’s program for monitoring compliance with policies and review any recurring events of non-compliance of a material nature.

•	Discuss with management and the independent accountant any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Obtain from the independent accountant assurance that section 10A(b) of the Exchange Act has not been implicated.

Internal Audit

•	Review the appointment and replacement of the senior internal auditing executive.

•	Evaluate and approve the process for establishing the annual internal audit plan and review such plan to determine that the plan is sufficiently linked to the Company’s overall business objectives and associated risks.

•	Review with the senior internal auditing executive and management the following:

1.	The Internal Audit Department Charter.

2.	The Department structure, budget, staffing level and qualifications.

3.	A summary of activities and significant findings during the year.

4.	Any changes required in the scope of the audit plan.

•	Review the overall effectiveness of the internal audit function and review a summary of the significant reports to management prepared by the internal auditing department and management’s responses.

Independent Accountants

•	Ensure that the independent accountants are ultimately accountable to the Audit Committee and that the Audit Committee has the sole authority to appoint or replace the independent accountants (subject, if applicable, to shareholder ratification), approve the compensation of the independent accountants for performing the annual audit, and pre-approve all non-audit engagements with the independent accountants, and direct the dismissal of the independent accountants when circumstances warrant action.

•	Review the scope and approach of the annual audit with the independent accountants, including their process for identifying and responding to key audit and internal control risks.

•	Review and evaluate the lead partner of the independent accountants team.

•	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent accountants to the Board.

•	Ensure the rotation as required by law of the lead (or coordinating) audit partner having primary responsibility for the audit, as well as the audit partner responsible for reviewing the audit.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

•	Discuss with the national office of the independent accountants issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Reporting Responsibilities

      To satisfy its reporting responsibilities, the Audit Committee shall:

•	Affirm annually, in writing, to the New York Stock Exchange that the Audit Committee has:

1.	Met and will continue to meet, the membership requirements.

2.	Adopted a written charter.

3.	Annually reviewed and reassessed the adequacy of the charter.

•	Disclose in the Company’s proxy statement that:

1.	All Audit Committee members are independent.

2.	The Audit Committee is governed by a written charter, and include a copy of the charter at least once every three years.

•	Include in the Company’s proxy statement a report from the Audit Committee that states that it has:

1.	Reviewed and discussed the Company’s audited financial statements with management and the independent accountant.

2.	Discussed the quarterly financial statements, including the quality of accounting principles, with the independent accountants.

3.	Received the required written independence disclosures from the independent accountants.

4.	Recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Special Authorities

      The Audit Committee shall also have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibility. The Committee shall have unrestricted access to members of management, independent accountants and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others as they deem appropriate from time to time.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1. THE
BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Please
Mark Here
for Address
Change or ☐
Comments
SEE REVERSE SIDE

1.	Election of the following nominees as directors for a term expiring in 2007.

01. Janet K. Cooper, 02. C.L. (Jerry) Henry, 03. Robert E. Schjerven,
04. Terry D. Stinson, 05. Richard L. Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name in the space provided below.

FOR	WITHHOLD AUTHORITY
all nominees	to vote for all
listed	nominees listed	EXCEPTIONS
☐	☐	☐

2.	At the discretion of such Proxies on any other matter that may properly come before the meeting or any adjournment thereof.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF ☐
STOCKHOLDERS ON NOVEMBER 16, 2004.

Dated:	, 2004
Signature
Signature

Please sign exactly as your name appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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<http://www.lennoxinternational.com>
and select SEC Filings from the Financials menu.

LENNOX INTERNATIONAL INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
NOVEMBER 16, 2004

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and William F. Stoll, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on November 16, 2004, or at any reconvened meeting after any adjournment or postponement thereof, on the matters forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

IMPORTANT — PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1.

Address Change/Comments (Mark the corresponding box on the reverse side)

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